Exhibit 10.2

SERVICES AGREEMENT

by and between

Howard Hughes Holdings Inc.

and

Pershing Square Capital Management, L.P.

Dated as of May 5, 2025

Table of Contents

Page

Article 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Headings and Table of Contents	8
1.3	Gender and Number	8
1.4	Actions by the Service Provider or the Service Recipient	8
1.5	Currency	8
1.6	Invalidity of Provisions	8

Article 2 APPOINTMENT OF THE SERVICE PROVIDER		8

2.1	Appointment and Acceptance	8
2.2	Other Service Providers	8
2.3	Subcontracting and Other Arrangements	9

Article 3 SERVICES AND POWERS OF THE SERVICE PROVIDER		9

3.1	Services	9
3.2	Supervision of Service Provider’s Activities	10
3.3	Restrictions on the Service Provider	10
3.4	Errors and Omissions Insurance	11

Article 4 RELATIONSHIP BETWEEN THE SERVICE PROVIDER AND THE SERVICE RECIPIENT		11

4.1	Other Activities; Allocation of Investment Opportunities	11
4.2	Exclusivity	11
4.3	No Partnership or Joint Venture	12

Article 5 MANAGEMENT AND EMPLOYEES		12

5.1	Management and Employees	12

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Article 6 INFORMATION AND RECORDS		12

6.1	Books and Records	12
6.2	Access to Information by Service Provider	13
6.3	Additional Information	13
6.4	Confidential Information	14

Article 7 FEES AND EXPENSES		14

7.1	Base Fee and Variable Fee	14
7.2	Payment of Base Fee and Variable Fee	14
7.3	Failure to Pay When Due	15
7.4	Expenses	15
7.5	Computation and Payment of Expenses	16

Article 8 REPRESENTATIONS AND WARRANTIES OF THE SERVICE PROVIDER AND THE SERVICE RECIPIENT		16

8.1	Representations and Warranties of the Service Provider	16
8.2	Representations and Warranties of the Service Recipient	17

Article 9 LIABILITY AND INDEMNIFICATION		18

9.1	Indemnity	18
9.2	Limitation of Liability	19

Article 10 Term and Termination		20

10.1	Term	20
10.2	Termination by the Service Recipient	20
10.3	Termination by the Service Provider	23
10.4	Survival Upon Termination	23
10.5	Action Upon Termination	24
10.6	Release of Money or Other Property Upon Written Request	24
10.7	Pre-Renewal Consultations	25

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Article 11 GENERAL PROVISIONS		25

11.1	Assignment	25
11.2	Certain Transactions	26
11.3	Inurement	26
11.4	Notices	27
11.5	Further Assurances	28
11.6	Counterparts	28
11.7	Entire Agreement	28
11.8	Waiver, Amendment	28
11.9	Certain Remedies	29
11.10	Interpretation;	29
11.11	Waiver of Jury Trial	29
11.12	Governing Law	29

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SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”), dated as of May 5, 2025, is entered into by and between Howard Hughes Holdings Inc. (the “Company”) and Pershing Square Capital Management, L.P. (“PSCM”).

W I T N E S S E T H:

WHEREAS, the Company and Pershing Square Holdco, L.P. (“Holdco”) have entered into that certain Share Purchase Agreement, dated as of the date hereof (the “Share Purchase Agreement”) with respect to Holdco’s purchase of shares of Common Stock from the Company on the terms and conditions set forth therein; and

WHEREAS, the entry into this Agreement and the other transactions contemplated by the Share Purchase Agreement are intended to facilitate the Company’s strategy of operating as a diversified holding company that, among other things, seeks to acquire and engage in business through controlling interests in private operating companies (including take-private transactions involving public operating companies) and enable value creation through, among other things, the services contemplated by this Agreement; and

WHEREAS, the Company, in its capacity as a Service Recipient, wishes to engage PSCM, in its capacity as a Service Provider, to provide the services set forth in this Agreement, and PSCM, in its capacity as the Service Provider, wishes to accept such engagement, in each case subject to the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

Article 1

INTERPRETATION

1.1	Definitions.

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1	“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended;

1.1.2	“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise;

1.1.3	“Agreement” has the meaning assigned thereto in the Preamble, as the same may be amended from time to time, and “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this Agreement and, except where the context otherwise requires, not to any particular article or section thereof;

1.1.4	“Base Fee” means a fee of $3,750,000 per quarter ($15,000,000 per annum), which amount shall be adjusted for inflation annually beginning on January 1, 2026 by the Inflation Factor;

1.1.5	“Board” means the board of directors of the Company;

1.1.6	“CEO” means the Chief Executive Officer of the Company;

1.1.7	“CFO” means the Chief Financial Officer of the Company;

1.1.8	“CIO” means the Chief Investment Officer of the Company;

1.1.9	“Claims” has the meaning assigned thereto in Section 9.1.1;

1.1.10	“Common Stock” means the common stock of the Company, par value $0.01 per share;

1.1.11	“Company” has the meaning assigned thereto in the Preamble;

1.1.12	“Confidential Information” has the meaning assigned thereto in Section 6.4;

1.1.13	“Core PCE Price Index” means The Personal Consumption Expenditures Price Index, Excluding Food and Energy, as reported by the Bureau of Economic Analysis;

1.1.14	“Disinterested Director” means, with respect to any matter upon which the Board votes, a director of the Board who is not a party to the act or transaction and does not have a material interest in the act or transaction or a material relationship with a person that has a material interest in the act or transaction, as reasonably determined by the Board in good faith.

1.1.15	“Equity Trigger” has the meaning assigned thereto in Section 10.2.3;

1.1.16	“Executive Chairman” means the Executive Chairman of the Company;

1.1.17	“Expenses” has the meaning assigned thereto in Section 7.4.2;

1.1.18	“Governing Documents” means, collectively, the Amended and Restated Certificate of Incorporation of the Company, adopted as of August 11, 2023 (as amended from time to time), and the Amended and Restated Bylaws of the Company, adopted as of August 11, 2023 (as amended from time to time);

1.1.19	“Governmental Entity” means any (i) nation, region, state, province, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (iv) multinational organization or body or (v) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or any other self-regulatory organizations;

1.1.20	“Holdco” has the meaning assigned thereto in the Recitals;

1.1.21	“Indemnified Party” has the meaning assigned thereto in Section 9.1.1;

1.1.22	“Indemnifying Party” has the meaning assigned thereto in Section 9.1.1;

1.1.23	“Independent Financial Expert” means a nationally recognized financial advisory firm;

1.1.24	“Inflation Factor” means, as of any date of determination, the fraction obtained where the numerator is the most recently publicly reported Core PCE Price Index and the denominator is the Core PCE Price Index for the corresponding month of the prior year, with appropriate mathematical adjustment made to ensure that both the numerator and the denominator have been prepared on the same basis; provided, for purposes of applying the Inflation Factor to adjust the Base Fee and the Reference Share Price of the Variable Fee as of the start of the 2026 calendar year, the denominator is the most recent publicly reported Core PCE Price Index as of the date of this Agreement;

1.1.25	“Investment Advisory Services” means any recommendation to buy, sell, vote or take any similar action with respect to a “security” (which, for purposes of this definition only, shall have the meaning assigned thereto in the Advisers Act), to the extent such activity constitutes the business of an “investment adviser” (as defined for purposes of the Advisers Act);

1.1.26	“Laws” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, decisions, injunctions, writs, decrees, applicable to the Company or any of its Subsidiaries or PSCM or its Affiliates, as applicable, or their respective properties or assets;

1.1.27	“Liabilities” has the meaning assigned thereto in Section 9.1.1;

1.1.28	“Make Whole Amount” means an amount, in cash, equal to the sum of the present values of all Base Fees and Variable Fees for the remainder of the then-current Term, determined as of the date on which this Agreement is terminated as a result of a Change of Control (as defined in the Standstill Agreement) in good faith by mutual agreement of the Service Provider and the Disinterested Directors (on behalf of the Service Recipient); provided, that if the Service Provider and Service Recipient are unable to reach agreement within fifteen (15) days of the date of notice of termination, then each of the Service Provider and the Disinterested Directors (on behalf of the Service Recipient) shall select an independent appraiser of nationally recognized standing (the “Initial Appraisers”) to each independently calculate the Make Whole Amount and deliver in writing (with reasonable supporting detail) such calculation to the Service Provider and the Service Recipient within fifteen (15) days after such selection. If the Make Whole Amount as calculated by each of the Initial Appraisers is within 10% of the Make Whole Amount as calculated by the other Initial Appraiser, then the Make Whole Amount shall be deemed to be the arithmetic average of the two amounts. If the Make Whole Amount as calculated by each of the Initial Appraisers is not within 10% of the Make Whole Amount as calculated by the other Initial Appraiser, then the Initial Appraisers shall jointly select a third independent appraiser of nationally recognized standing (the “Third Appraiser”) within twenty (20) days. The Third Appraiser shall review the calculations and supporting details of the submissions of each of the Initial Appraisers and shall within fifteen (15) days after the selection of the Third Appraiser select one of such calculations as the Make Whole Amount. For the avoidance of doubt, the Third Appraiser shall not make an independent determination of the Make Whole Amount but shall be limited to selecting as between the calculations provided by each of the Initial Appraisers. Any calculation of the Make Whole Amount that is mutually agreed by the Service Provider and the Disinterested Directors (on behalf of the Service Recipient), that is deemed to be the average of the Make Whole Amount as calculated by each of the Initial Appraisers or that is adopted by the Third Appraiser, as applicable, shall be deemed final and binding upon the Service Recipient and Service Provider. The expenses of each party’s respective Initial Appraiser shall be incurred by such party selecting each such Initial Appraiser; provided, that if a Third Appraiser is engaged, then the expenses of such Third Appraiser shall be borne by the party who selected the Initial Appraiser whose calculation was not selected by the Third Appraiser.

1.1.29	“Permitted Disclosure Parties” has the meaning assigned thereto in Section 6.4;

1.1.30	“Pershing Square Group” means Holdco and its controlled Affiliates, including PSCM and the investment funds managed by PSCM;

1.1.31	“Person” means an individual, a group (including a “group” under Section 13(d) of the Securities Exchange Act of 1934 as amended), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof;

1.1.32	“PSCM” has the meaning assigned thereto in the Preamble;

1.1.33	“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 5, 2025, by and between the Company and Holdco;

1.1.34	“SEC” means the U.S. Securities and Exchange Commission;

1.1.35	“Service Provider” means PSCM and any other Affiliate(s) of PSCM that is appointed by PSCM from time to time to act as a provider of Services pursuant to this Agreement;

1.1.36	“Service Recipient” means the Company and its Subsidiaries;

1.1.37	“Services” has the meaning assigned thereto in Section 3.1;

1.1.38	“Share Purchase Agreement” has the meaning assigned thereto in the Recitals;

1.1.39	“Shareholder Agreement” means that certain Shareholder Agreement, dated as of May 5, 2025, by and among the Company, Holdco and PSCM;

1.1.40	“SpinCo” has the meaning assigned thereto in Section 1.1.47;

1.1.41	“Standstill Agreement” means that certain Standstill Agreement, dated as of May 5, 2025, by and between the Company and Holdco;

1.1.42	“Subsidiary” means, with respect to a Person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, (iii) a limited liability company of which such Person, or a Subsidiary of such Person, is a managing member or (iv) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person;

1.1.43	“Successor Agreement” has the meaning assigned thereto in Section 11.2.2;

1.1.44	“Term” means the Initial Term or a Renewal Term;

1.1.45	“Trading Day” means a day on which the New York Stock Exchange is open for trading, including any day on which the New York Stock Exchange is open for trading for a period of time less than the customary time;

1.1.46	“Transaction Documents” means, individually or collectively, the Share Purchase Agreement, the Shareholder Agreement, the Registration Rights Agreement, the Standstill Agreement and this Agreement; and

1.1.47	“Variable Fee” means, with respect to any calendar quarter, a fee equal to 0.375% of the product of (x) the excess of (A) the Quarter-End Price with respect to such calendar quarter over (B) the Reference Share Price multiplied by (y) the Reference Share Count, where:

(i)	the “Quarter-End Price” with respect to any calendar quarter equals the volume-weighted average trading price of the Common Stock on the New York Stock Exchange (or, if a different principal U.S. national securities exchange or securities market is the principal trading market for the Common Stock, then on such principal U.S. national securities exchange or securities market on which the Common Stock is then traded) for the fifteen (15) Trading Days ending on the last Trading Day of such calendar quarter; provided, however, that in the event the Common Stock is de-listed from the New York Stock Exchange and is not listed on another principal U.S. national securities exchange or securities market, the Quarter-End Price shall be the fair market value per share of Common Stock as determined in good faith by mutual agreement of the Service Provider and the Disinterested Directors (on behalf of the Service Recipient); provided, that if the Service Provider and Service Recipient are unable to reach agreement within fifteen (15) days of the end of such calendar quarter, then each of the Service Provider and the Disinterested Directors (on behalf of the Service Recipient) shall select an Independent Financial Expert appointed for such purpose (the “Initial Financial Experts”), which Initial Financial Experts shall each independently calculate the Quarter-End Price using one or more valuation methods that such Independent Financial Expert in its professional judgment determines to be most appropriate, assuming (1) such shares were publicly listed on a principal U.S. national securities exchange or quotation system, (2) there was no compulsion on the part of any party to buy or sell such shares and (3) taking into account all relevant factors without regard for any discounts for illiquidity or private company status. If the Quarter-End Price as determined by each of the Initial Financial Experts is within 10% of the Quarter-End Price as calculated by the other Initial Financial Expert, then the Quarter-End Price shall be deemed to be the arithmetic average of the two amounts. If the Quarter-End Price as determined by each of the Initial Financial Experts is not within 10% of the Quarter-End Price as calculated by the other Initial Financial Expert, then the Initial Financial Experts shall jointly select a third independent appraiser of nationally recognized standing (the “Third Financial Expert”) within twenty (20) days. The Third Financial Expert shall review the calculations and supporting details of the submissions of each of the Initial Financial Experts and shall within fifteen (15) days after the selection of the Third Financial Expert select one of such calculations as the Quarter-End Price. For the avoidance of doubt, the Third Financial Expert shall not make an independent determination of the Quarter-End Price but shall be limited to selecting as between the calculations provided by each of the Initial Financial Experts. Any calculation of the Quarter-End Price that is mutually agreed by the Service Provider and the Disinterested Directors (on behalf of the Service Recipient), that is deemed to be the average of the Make Whole Amount as calculated by each of the Initial Financial Experts or that is adopted by the Third Financial Expert, as applicable, shall be deemed final and binding upon the Service Recipient and Service Provider. The expenses of each party’s respective Initial Financial Expert shall be incurred by such party selecting each such Initial Financial Expert; provided, that if a Third Financial Expert is engaged, then the expenses of such Third Financial Expert shall be borne by the party who selected the Initial Financial Expert whose calculation was not selected by the Third Financial Expert.

(ii)	the “Reference Share Price” equals $66.1453, subject to adjustment as follows: (A) annually, beginning on January 1, 2026, the Reference Share Price in effect at the time will be multiplied by the Inflation Factor; (B) in the event of any dividend, stock split, reverse stock split or other capital reorganization, reclassification or adjustment with similar effect, the Reference Share Price in effect at the time will be equitably adjusted to reflect the effect of such capital reorganization, reclassification or adjustment and any value creation; and (C) without limiting the generality of clause (B), in the event that the Company or any of its Affiliates undergoes a “spin-off” transaction, the Reference Share Price in effect at the time will be equitably adjusted based on the market value of the assets and/or Subsidiaries that were subject of the spin-off transaction (the “SpinCo”); and

(iii)	the “Reference Share Count” equals 59,393,938, subject to equitable adjustment to reflect the effect of any stock split, reverse stock split or other capital reorganization, reclassification or adjustment with similar effect.

1.2	Headings and Table of Contents. The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3	Gender and Number. In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

1.4	Actions by the Service Provider or the Service Recipient. Unless the context requires otherwise, where the consent or a determination is required by the Service Provider or Service Recipient hereunder, the parties shall be entitled to conclusively rely upon it having been given or taken, as applicable, if, the Service Provider or Service Recipient, as applicable, has communicated the same in writing.

1.5	Currency. All amounts in this Agreement are stated and will be paid in U.S. dollars.

1.6	Invalidity of Provisions. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Article 2

APPOINTMENT OF THE SERVICE PROVIDER

2.1	Appointment and Acceptance.

2.1.1	Subject to the provisions of this Agreement, the Service Recipient appoints the Service Provider to provide the Services to the Service Recipient. This appointment will be subject to the express terms of this Agreement and to the Board’s supervision of the Service Provider and obligation to manage and control the affairs of the Service Recipient.

2.1.2	The Service Provider hereby accepts the appointment provided for in Section 2.1.1.

2.2	Other Service Providers. The Service Provider may, from time to time, appoint an Affiliate of PSCM to act as a new Service Provider under this Agreement, effective upon the execution of a joinder agreement by the new Service Provider in the form set forth on Schedule A hereto.

2.3	Subcontracting and Other Arrangements. The Service Provider may subcontract or arrange for the provision of any or all of the Services to be provided by it under this Agreement by one or more of its Affiliates, and the Service Recipient hereby consents to any such subcontracting or arrangement; provided, that the Service Provider shall remain responsible to the Service Recipient for any Services provided by persons other than the Service Provider.

Article 3

SERVICES AND POWERS OF THE SERVICE PROVIDER

3.1	Services. The Service Provider will provide, or arrange for the provision by one or more of its Affiliates of, the services (the “Services”) described below:

3.1.1	making recommendations with respect to hedging, balance sheet management and optimization, and capital allocation;

3.1.2	providing the Investment Advisory Services;

3.1.3	executing transactions on behalf and for the account of the Service Recipient with respect to hedging transactions, derivative transactions, open market acquisitions of securities, other transactions of a type that are not reasonably within the ordinary course operations of The Howard Hughes Corporation or another operating Subsidiary of the Company and any other transactions of a type that are approved by a majority vote of the Disinterested Directors, and assisting with the execution of all other transactions on behalf of the Service Recipient in accordance with recommendations and/or advice provided by the Service Provider (it being understood and agreed that transactions for this purpose shall not include transactions that are part of the general operating functions of the Service Recipient unless otherwise approved by a majority of the Disinterested Directors); provided, that authorization has been given by the Executive Chairman and the CIO, with the approval of the CEO (or a designee of the CEO), and subject to such terms of reference or standing authorizations of the Board or a committee thereof as may be in effect from time to time;

3.1.4	assisting the Service Recipient with business and corporate development functions, including identifying, evaluating and recommending to the Service Recipient potential acquisition, disposition or business combination opportunities, including conducting business and commercial due diligence, and assisting in negotiating the terms of such transactions;

3.1.5	making recommendations with respect to the exercise of any voting rights to which the Service Recipient is entitled in respect of investments in other operating companies;

3.1.6	recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications in connection therewith;

3.1.7	monitoring operations of the Service Recipient and its Subsidiaries, joint venture arrangements or other assets (provided, for clarity, that the Service Recipient’s CEO, CFO and General Counsel will retain authority and responsibility for day to day management of the Service Recipient’s business and affairs);

3.1.8	(a) providing recommendations for appropriately qualified persons to serve as designees or deputies of the CIO from time to time, and (b) if at any time the appointment rights with respect to the CIO under Section 5(a)(iv) of the Shareholder Agreement have terminated, providing recommendations for appropriately qualified persons to serve as the CIO from time to time;

3.1.9	upon request, engaging and supervising third-party service providers;

3.1.10	upon request, making recommendations with respect to the payment of dividends or other distributions; and

3.1.11	providing such other services as may from time to time be agreed with the Service Recipient.

The Service Provider shall provide the Services in a commercially reasonable manner: (a) with the skill, care, attention and diligence to be expected from a reasonably prudent and qualified person in comparable circumstances; and (b) in compliance with all applicable Laws and all requirements of any Governmental Entity affecting the Services or the Service Recipient, provided that the Service Provider has been reasonably informed by the Service Recipient of applicable Laws and requirements affecting the Service Recipient. Notwithstanding any provision herein to the contrary, all Investment Advisory Services shall be provided by PSCM or another Service Provider that is registered with the SEC as an investment adviser.

3.2	Supervision of Service Provider’s Activities. The Service Provider will perform its duties hereunder as an independent contractor of the Service Recipient and will, at all times, be subject to the supervision of the Board.

3.3	Restrictions on the Service Provider. In performing its duties under this Agreement, the Service Provider will be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other, professional advisors) and will be permitted to rely in good faith upon the direction of the Executive Chairman, CEO, CIO, or secretary of the Board (or any designees thereof), to evidence any approvals or authorizations that are required under this Agreement. All references in this Agreement to the Service Recipient or the Board for the purposes of instructions, approvals and requests to the Service Provider will refer to the Board.

3.4	Errors and Omissions Insurance. The Service Provider will at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by Persons performing functions that are similar to those performed by the Service Provider under this Agreement and in an amount that is comparable to that which is customarily maintained by such other Persons.

Article 4

RELATIONSHIP BETWEEN THE SERVICE PROVIDER AND THE SERVICE RECIPIENT

4.1	Other Activities; Allocation of Investment Opportunities. Neither the Service Provider nor any Affiliate, director, officer, member, partner, shareholder or employee of any member of the Pershing Square Group will be prohibited from engaging in other business activities or sponsoring, or providing services to, third parties including any that compete directly or indirectly with the Service Recipient. Notwithstanding the foregoing, the Service Recipient shall have a preferential right with respect to opportunities to acquire controlling stakes in (to own, engage in business through and operate) any private operating company (including a take-private transaction of a public operating company) (“Target Opportunities”) that the Service Provider may identify from time to time, such that the Service Provider shall use commercially reasonable efforts to assist in the Service Recipient’s evaluation of any such Target Opportunities and afford Service Recipient with the opportunity to invest in such Target Opportunities, provided that (1) any such investment is consistent with the financial resources of the Company and (2) such investment is suitable for the Company, as determined by the Service Provider in good faith. In the event that the Service Recipient does not elect, by written notice to the Service Provider within thirty (30) days (provided that, Service Provider may in good faith notify Service Recipient that time is of the essence for any particular Target Opportunity, in which case the foregoing reference to thirty (30) days shall instead be reduced to not less than five (5) business days) of being informed of a Target Opportunity (including the material terms thereof), to pursue such Target Opportunity, then the Service Provider will be free to pursue such Target Opportunity or allocate all or any portion of such Target Opportunity to third parties. For the avoidance of doubt, this preferential right of the Service Recipient shall not apply to opportunities to acquire a private company in connection with efforts to publicly list such private company through an initial public offering, acquisition by a publicly listed special purpose acquisition company or other similar means.

4.2	Exclusivity. The Service Recipient will not, during the term of this Agreement, engage any other Person to provide any services comparable to those to be provided by the Service Provider hereunder without the prior written consent of the Service Provider, which may be withheld in the absolute discretion of the Service Provider.

4.3	No Partnership or Joint Venture. The Service Recipient and the Service Provider are not partners or joint venturers with each other, and nothing herein will be construed so as to make them partners or joint venturers or impose any liability as such on any of them as a result of this Agreement; provided, however, that nothing herein will be construed so as to prohibit the Service Recipient and the Service Provider from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

Article 5

MANAGEMENT AND EMPLOYEES

5.1	Management and Employees.

The Service Provider will arrange for such qualified personnel and support staff to be available to carry out the Services. Such personnel and support staff will devote such of their time to the provision of the Services to the Service Recipient as the Service Provider reasonably deems necessary and appropriate, commensurate with the level of activity of the Service Recipient from time to time. Such personnel need not have as their primary responsibility the provision of the Services to the Service Recipient or be dedicated exclusively to the provision of the Services to the Service Recipient.

To the extent applicable, the Service Recipient will make available to the Service Provider, and grant the Service Provider access to, the employees or contractors of the Service Recipient as the Service Provider may from time to time reasonably request in order for the Service Provider to perform its obligations, covenants and responsibilities and exercise its rights pursuant to the terms hereof.

Article 6

INFORMATION AND RECORDS

6.1	Books and Records.

6.1.1	The Service Provider will maintain proper books, records and documents, in which complete, true and correct entries, in conformity in all material respects with the Advisers Act, as applicable, will be made in respect of the performance of the Services under this Agreement.

6.1.2	The Service Recipient will maintain proper books, records and documents, in which complete, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of applicable Laws, will be made in respect of the receipt of the Services under this Agreement.

6.2	Access to Information by Service Provider.

6.2.1	The Service Recipient will:

6.2.1.1	grant, or cause to be granted, to the Service Provider reasonable access, during normal business hours, to all documentation and information reasonably necessary in order for the Service Provider to perform its obligations, covenants and responsibilities pursuant to the terms hereof, including all of the books, records, and documents, financial and operating data of the Service Recipient required to be maintained under Section 6.1.2 and reasonably necessary to enable the Service Provider to provide the Services; and

6.2.1.2	provide, or cause to be provided, all documentation and information as may be reasonably requested by the Service Provider and reasonably necessary in order for the Service Provider to perform its obligations, covenants and responsibilities pursuant to the terms hereof, and promptly notify the Service Provider of any material facts or information of which the Service Recipient is aware that is reasonably expected to affect the performance of the obligations, covenants or responsibilities of the Service Provider pursuant to this Agreement, including maintenance of proper financial records, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any Service Recipient before any court of administrative tribunal.

6.3	Additional Information. The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which the Service Provider or its Affiliates have an interest and, subject to compliance with this Agreement, that neither the Service Provider nor its Affiliates will be liable to account to the Service Recipient with respect to such activities or results.

6.4	Confidential Information. The Service Provider shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties or performance of its obligations and exercise of its rights under this Agreement or any other agreement between the Service Provider or its Affiliates and the Service Recipient or disclose Confidential Information, in whole or in part, to any Person other than (i) to officers, directors, employees, agents, representatives and advisors of the Service Provider or its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder (“Permitted Disclosure Parties”), (ii) as required by law, rule, regulation or legal process to which the Service Provider or any Person to whom disclosure is permitted hereunder, or (iii) otherwise with the consent of the Company. The Service Provider agrees to inform each of its Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent the Service Provider from disclosing Confidential Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (c) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (d) to its legal counsel or independent auditors; provided, however, that with respect to clauses (a) and (b), it is agreed that, so long as not legally prohibited, the Service Provider will promptly provide the Company with written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Service Provider’s compliance with the provisions of this Agreement. Notwithstanding the foregoing, the Service Provider shall not be required to provide notice or seek consent to disclose any Confidential Information in connection with a routine regulatory or self-regulatory examination or audit by, or blanket request from, a regulatory, self-regulatory or Governmental Entity that is not specifically targeted at the Service Recipient or this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Service Provider is required to disclose Confidential Information, the Service Provider may, without liability hereunder, disclose only that portion of such information that is legally required to be so disclosed; provided, that the Service Provider agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding any provision herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Service Provider, or (B) is obtained by the Service Provider from a third-party which, to the best of the Service Provider’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 6.4 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Article 7

FEES AND EXPENSES

7.1	Base Fee and Variable Fee. The Service Recipient hereby agrees to pay the following amounts, each in accordance with this Article 7: (i) the Base Fee for each quarter, paid quarterly in cash in advance (it being understood, for the avoidance of doubt, that the Base Fee shall be pro-rated in the case of the second quarter of 2025, for the portion of such quarter that occurs after the date hereof) and (ii) the Variable Fee, paid quarterly in cash (for the avoidance of doubt, including with respect to calendar year 2025).

7.2	Payment of Base Fee and Variable Fee.

7.2.1	The Service Provider will provide an invoice setting out the Base Fee for each quarter to the Service Recipient at least thirty (30) days before the start of each quarter; provided, that with respect to the quarter that includes the date hereof, the pro-rated base fee for such quarter will be included in the first invoice delivered by the Service Provider. Payment of the Base Fee set forth therein will be due and payable no later than the first day of the quarter in which such services are provided.

7.2.2	The Service Provider will provide an invoice setting out the Variable Fee to the Service Recipient no later than five (5) days after the end of each calendar quarter. Payment of the Variable Fee set forth therein will be due and payable no later than fifteen (15) days from the end of the calendar quarter.

7.3	Failure to Pay When Due. Any amount payable by the Service Recipient to the Service Provider hereunder which is not remitted when so due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to 10%.

7.4	Expenses.

7.4.1	The parties acknowledge and agree that the Base Fee is intended to cover Service Provider’s payment of its ordinary course overhead expenses, including the remuneration of the management, personnel or support staff who enable the provision of Services as well as other ordinary course business expenses, but excluding the Expenses (as defined below).

7.4.2	The Service Recipient will reimburse the Service Provider for all third-party, out-of-pocket fees, costs and expenses incurred in connection with the provision of the Services (the “Expenses”); provided, however, that approval of the Service Recipient will be required for the reimbursement of any Expenses in excess of $1,000,000 in the aggregate in a calendar year, as adjusted annually for inflation by the Inflation Factor, and subject to periodic adjustment as determined in good faith by a majority of the Disinterested Directors (taking into account growth in the business engaged in by the Service Provider and other matters reasonably relevant to the incurrence of Expenses). Such Expenses are expected to include the following (which, for the avoidance of doubt, shall not include (i) any such amounts that are directly borne by the Service Recipient or (ii) any overhead expenses referred to in Section 7.4.1, in each case, for which no reimbursement shall be made):

7.4.2.1	transaction-related fees, costs and expenses, including in connection with due diligence and research, travel and lodging, hedging costs, brokerage fees and commission, clearing and settlement charges, custodial fees, bank service fees, margin and other interest expense and transaction fees, financial reporting, regulatory filings and investor relations, professional fees and expenses (including fees and expenses of investment bankers, appraisers, counsels, research providers, public and government relations firms and other advisors, consultants, experts and agents);

7.4.2.2	taxes, licenses and other statutory fees or penalties levied against or in respect of the Service Recipient;

7.4.2.3	all sales, use, value added, withholding or other taxes, customs duties or other governmental charges levied or imposed by any Governmental Entity in connection with transactions of the Service Recipient and its Affiliates;

7.4.2.4	amounts owed under indemnification, contribution or similar arrangements, unless such amounts owed are a result of the bad faith, fraud, willful misconduct, gross negligence or criminal conduct of the Service Provider; and

7.4.2.5	any other fees, costs and expenses payable to third parties that are reasonably necessary for the performance of the Services.

7.5	Computation and Payment of Expenses. The Service Provider will prepare a statement documenting the Expenses to be reimbursed by the Service Recipient pursuant to this Article 7 and will deliver such statement to the Service Recipient, approximately thirty (30) days prior to the end of the quarter. All Expenses reimbursable pursuant to this Article 7 will be reimbursed no later than the date which is last day of the quarter. The provisions of this Section 7.5 will survive the termination of this Agreement.

Article 8

REPRESENTATIONS AND WARRANTIES OF

THE SERVICE PROVIDER AND THE SERVICE RECIPIENT

8.1	Representations and Warranties of the Service Provider. The Service Provider (or, as applicable, its general partner on its behalf) hereby represents and warrants to the Service Recipient that:

8.1.1	it (and, as applicable, its general partner) is validly organized and existing under the relevant laws governing its formation and existence;

8.1.2	it holds such licenses or registrations necessary to perform its duties hereunder;

8.1.3	it (or, as applicable, its general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

8.1.4	it (or, as applicable, its general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.1.5	the execution and delivery of this Agreement by it (or, as applicable, its general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its governing documents (or, as applicable, the governing documents of its general partner) or under any material agreement, license, permit or applicable law to which it is a party or by which it or any of its properties or assets may be bound;

8.1.6	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its general partner on its behalf) of this Agreement; and

8.1.7	this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

8.2	Representations and Warranties of the Service Recipient. The Service Recipient hereby represents and warrants to the Service Provider that:

8.2.1	it is validly organized and existing under the relevant laws governing its formation and existence;

8.2.2	it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

8.2.3	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.2.4	the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under the Governing Documents;

8.2.5	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

8.2.6	this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

Article 9

LIABILITY AND INDEMNIFICATION

9.1	Indemnity.

9.1.1	The Service Recipient (for purposes of this Article, an “Indemnifying Party”) shall indemnify and hold harmless the Service Provider, any of its Affiliates and any directors, officers, agents, members, partners, shareholders and employees of each of the foregoing (each, an “Indemnified Party”) from and against all actions, proceedings, charges, claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a regulatory authority or otherwise or in connection with the business, investments and activities of the Service Recipient or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”); provided that this Section 9.1 shall not be construed so as to provide for the indemnification of, or advancement of expenses to, an Indemnified Party for (i) any liability to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Indemnified Party’s bad faith, fraud, willful misconduct, gross negligence or criminal conduct, or (ii) any liability (including liability under U.S. federal securities laws, which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 9.1 to the fullest extent permitted by law.

9.1.2	The Service Provider and the Service Recipient agree that in case any Claim should be made by a third party arising from this Agreement or the Services provided hereunder, the Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith will be paid by the Indemnifying Party in such case, as incurred but subject to recoupment by the Indemnifying Party if ultimately it is not liable to pay indemnification hereunder.

9.1.3	The Service Provider and the Service Recipient agree that, promptly after the receipt of notice of the commencement of any third-party Claim involving an Indemnified Party pursuant to this Agreement, where such Claim is based, directly or indirectly, upon any matter in respect of which this Agreement provides for indemnification, the Indemnified Party in such case will notify the Indemnifying Party in writing of the commencement of such Claim (provided that any accidental failure to provide any such notice will not prejudice the right of any such Indemnified Party hereunder) and, throughout the course of such Claim, such Indemnified Party will use its best efforts to provide copies of all relevant documentation to the Indemnifying Party and will keep the Indemnifying Party apprised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed.

9.1.4	The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 9.1 will be in addition to and not in derogation of any other liability which the Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at law.

9.1.5	Notwithstanding any provision herein to the contrary, the parties hereto expressly acknowledge and agree that no party shall be liable to any other party for consequential, special, exemplary or punitive damages, except to the extent payable to a third party.

9.1.6	The indemnity provided in this Section 9.1 will survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

9.2	Limitation of Liability.

9.2.1	The Service Provider assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and will not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Service Provider, including as set forth in Section 3.3 hereof.

9.2.2	The Service Recipient hereby agrees that no Indemnified Party will be liable to the Service Recipient, the Board, an officer of a Service Recipient or any security holder of the Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Indemnified Party’s bad faith, fraud, willful misconduct, gross negligence or criminal conduct.

9.2.3	The maximum amount of the aggregate liability of any Indemnified Party with respect to such Liabilities finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Indemnified Party’s bad faith, fraud, willful misconduct, gross negligence, or, criminal conduct, will be equal to the amounts paid by the Service Recipient pursuant to Section 7.1 and Section 7.2 prior to the date the acts or omissions giving rise to a claim for liability shall have occurred. The maximum amount of the aggregate liability of the Service Provider pursuant to this Agreement will be equal to the aggregate of all amounts paid to the Service Provider in respect of Services pursuant to this Agreement or any agreement or arrangement contemplated by this Agreement in the five (5) most recent calendar years by the Service Recipients pursuant to Section 7.1 and Section 7.2 (provided that if less than five (5) calendar years have elapsed since the date of this Agreement, then such maximum amount of aggregate liability shall be equal, as of any date of determination, to the greater of (i) (x) twelve (12) multiplied by (y) the average of the aggregate Base Fees and Variable Fees paid with respect to each full quarter that has elapsed prior to such date of determination and (ii) the aggregate Base Fees and Variable Fees paid prior to such date of determination).

9.2.4	For the avoidance of doubt, the provisions of this Section 9.2 will survive the termination of this Agreement.

Article 10

Term and Termination

10.1	Term.

10.1.1	This Agreement shall have an initial term of ten (10) years (the “Initial Term”) ending on May 5, 2035 and shall have successive renewal terms of ten (10) years thereafter (each, an “Renewal Term”), unless either the Service Recipient or the Service Provider elects not to renew this Agreement in accordance with Section 10.2.4 or this Agreement is terminated by the Service Recipient or the Service Provider in accordance with Section 10.2 or Section 10.3. The Service Provider’s engagement hereunder will continue in full force and effect during the Term.

10.2	Termination by the Service Recipient.

10.2.1	[Reserved]

10.2.2	The Service Recipient may, with the prior approval of two-thirds of the Disinterested Directors, terminate this Agreement effective upon one hundred twenty (120) days’ prior written notice (or upon thirty (30) days’ prior written notice with respect to Sections 10.2.2.1, 10.2.2.2, 10.2.2.3 or 10.2.2.4) to the Service Provider, without payment (except in the case of a termination pursuant to Section 10.2.2.5) if, during either the Initial Term or a Renewal Term:

10.2.2.1	the Service Provider or any of its permitted assignees or subcontractors defaults in the performance or observance of any material term, condition or agreement contained in this Agreement that results in material harm to the Service Recipient and such default continues for a period of sixty (60) days after written notice thereof specifying in reasonable detail such default and requesting that the same be remedied in such sixty (60)-day period;

10.2.2.2	the Service Provider or any of its permitted assignees or subcontractors engages in any act of fraud, misappropriation of funds or embezzlement against the Service Recipient, which, in the case of such act by a subcontractor, has not been remedied within sixty (60) days after written notice thereof specifying in reasonable detail such conduct and requesting that the same be remedied in such sixty (60) day period;

10.2.2.3	the Service Provider or any of its permitted assignees or subcontractors has acted in a manner constituting bad faith, willful misconduct or gross negligence, or engaged in any criminal conduct, in the performance of its duties under this Agreement, in each case which, in the case of such conduct by a subcontractor, has not been remedied within sixty (60) days after written notice thereof specifying in reasonable detail such conduct and requesting that the same be remedied in such sixty (60) day period; or

10.2.2.4	the Service Provider makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

10.2.2.5	a Change of Control (as defined in the Standstill Agreement) of the Company occurs; provided, however, that (i) the Service Recipient provides written notice of termination within one hundred twenty (120) days of such Change of Control and (ii) the Service Recipient has paid or concurrently with the effectiveness of such termination pays to the Service Provider the Make Whole Amount.

10.2.3	If at any point an Equity Trigger occurs, then the Company shall be entitled to, any time during the one hundred twenty (120)-day period following the date on which the Company first became aware of the Equity Trigger, to terminate this Agreement effective upon one hundred twenty (120) days’ prior written notice to the Service Provider; provided, that a determination by the Company to exercise the aforementioned termination rights shall be valid only with the prior unanimous approval of the Disinterested Directors. For purposes of this paragraph, “Equity Trigger” means any of the following: (i) on or prior to the tenth (10th) anniversary of the Closing (as defined in the Share Purchase Agreement), Holdco and its Affiliates cease to beneficially own, directly or indirectly, a number of shares of Common Stock equal to at least the number of shares of Common Stock that were purchased pursuant to the Share Purchase Agreement at the Closing; and (ii) following the tenth (10th) anniversary of the Closing, Holdco and its Affiliates cease to beneficially own, directly or indirectly, a number of shares of Common Stock equal to at least seventy five percent (75%) of the number of shares of Common Stock that were purchased pursuant to the Share Purchase Agreement at the Closing; in the case of each of clause (i) and (ii), as the result of a sale of shares of Common Stock to a third party; and provided, for the avoidance of doubt, that any transfers of beneficial ownership of Common Stock to Holdco’s successors and Affiliates and any former or current members of PSCM’s senior management team, and shall be disregarded in determining whether an Equity Trigger has occurred; and provided, further, that the number of shares referenced in each of clause (i) and (ii) shall be subject to equitable adjustment to reflect the effect of any stock split, reverse stock split or other capital reorganization, reclassification or adjustment with similar effect.

10.2.4	At least 240 days prior to the expiration of the Initial Term or any Renewal Term, as applicable, the Service Recipient shall provide written notice to the Service Provider of the Board’s determination of the Disinterested Directors eligible to vote on a Non-Renewal, which vote shall occur no earlier than twenty (20) days after the date of such determination by the Board. At least 180 days prior to the expiration of the Initial Term or any Renewal Term, as applicable, the Service Recipient or the Service Provider may, in connection with the expiration of the Initial Term or the then-current Renewal Term, decline to renew this Agreement (a “Non-Renewal”) if, with respect to Non-Renewal by the Service Recipient, the Non-Renewal is approved by a unanimous vote of the Disinterested Directors and subsequently approved by a seventy percent (70%) vote of the then outstanding Common Stock, excluding any Common Stock held by the Service Provider or its Affiliates, held no later than the expiration of the Term.

10.2.4.1	Promptly following the aforementioned unanimous vote of the Disinterested Directors and prior to the distribution of the Service Recipient’s proxy materials with respect to the aforementioned stockholder vote, the Service Recipient (i) shall notify the Service Provider of the applicable parties assisting with the printing and mailing of the Service Recipient’s proxy materials no fewer than ten (10) days prior to the date of mailing and (ii) shall, and shall cause such applicable parties to, reasonably cooperate with the Service Provider for the printing and distribution, at the Service Provider’s expense, of the Service Provider’s proxy materials, and provided that Service Provider shall provide its final materials no later than one (1) day prior to such date of mailing, shall be mailed no later than the date on which the Service Recipient’s proxy materials are mailed.

10.2.5	Following a termination of this Agreement, the Service Provider will continue to be entitled to any fees earned prior to the termination, provided, that for purposes of calculating the Variable Fee with respect to the calendar quarter in which the termination occurs, the Quarter-End Price will be based on the volume-weighted average trading price for the fifteen (15) Trading Days ending on the date of termination of this Agreement (rather than the volume-weighted average trading price for the fifteen (15) Trading Days ending on the last Trading Day of such calendar quarter).

10.3	Termination by the Service Provider.

10.3.1	The Service Provider may in its discretion terminate this Agreement:

10.3.1.1	effective upon one hundred twenty (120) days’ prior written notice of termination to the Service Recipient if the Service Recipient defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Service Provider and such default continues for a period of one hundred twenty (120) days after written notice thereof specifying such default and requesting that the same be remedied in such one hundred twenty (120)-day period; or

10.3.1.2	at any time if the Service Recipient makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

10.4	Survival Upon Termination. If this Agreement is terminated pursuant to this Article 10, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 6.3, Section 6.4, Section 7.5, Article 9, Section 10.2.5, Section 10.5, Section 10.6, Section 11.4, Section 11.9, Section 11.10, Section 11.11, Section 11.12, and Section 11.13 hereof.

10.5	Action Upon Termination.

10.5.1	From and after the effective date of the termination of this Agreement, the Service Provider will not be entitled to receive the Base Fee or Variable Fee for further services under this Agreement, but will be paid all compensation accruing to and including the date of termination. Pursuant to Section 10.2.5, the final payment of the Variable Fee due after termination will be based on the volume-weighted average trading price of the Common Stock on the New York Stock Exchange for the fifteen (15) Trading Days ending on the termination date;

10.5.2	Upon any termination of this Agreement, the Service Provider will forthwith:

10.5.2.1	after deducting any accrued compensation and reimbursements to which it is then entitled, pay over to the Service Recipient all money collected and held for the account of the Service Recipient pursuant to this Agreement;

10.5.2.2	deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board; and

10.5.2.3	deliver to the Board all property and documents of the Service Recipient then in the custody of the Service Provider.

10.6	Release of Money or Other Property Upon Written Request. The Service Provider hereby agrees that any money or other property of the Service Recipient or its Subsidiaries held by the Service Provider under this Agreement shall be held by the Service Provider as custodian for such Person, and the Service Provider’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by such Person. Upon the receipt by the Service Provider of a written request signed by a duly authorized representative of the Service Recipient requesting the Service Provider to release to the Service Recipient any money or other property then held by the Service Provider for the account of the Service Recipient under this Agreement, the Service Provider shall release such money or other property to the Service Recipient within a reasonable period of time, but in no event later than five (5) days following such request. The Service Provider shall not be liable to the Service Recipient, Board or any other Person for any acts performed or omissions to act by the Service Recipient in connection with the money or other property released to the Service Recipient in accordance with the second sentence of this Section 10.6. The Service Recipient shall indemnify and hold harmless the Service Provider and any of its Affiliates (and any directors, officers, agents, members, partners, shareholders and employees of the foregoing) against any and all Liabilities which arise in connection with the relevant member of the Service Provider’s release of such money or other property to the Service Recipient in accordance with the terms of this Section 10.6. Indemnification pursuant to this provision shall be in addition to any right of such Persons to indemnification under Section 9.1 hereof. For the avoidance of doubt, the provisions of this Section 10.6 shall survive termination of this Agreement.

10.7	Pre-Renewal Consultations. During the six (6) month period prior to the expiration of the Initial Term and each Renewal Term, at either party’s request, the parties shall consult in good faith regarding opportunities to enhance the delivery of Services, historical investment performance during the then-current Initial Term or Renewal Term, and the pursuit of the Service Recipient’s strategic objectives. During the subsequent Renewal Term, the parties shall work in good faith and use commercially reasonable efforts to implement any mutually agreed upon measures to give effect to such objectives.

Article 11

GENERAL PROVISIONS

11.1	Assignment.

11.1.1	Generally.

11.1.1.1	This Agreement shall not be assigned by the Service Provider without the prior written consent of the Service Recipient, except in the case of assignment by any of the Service Provider to an Affiliate or to a Person that is its successor by a statutory conversion, merger, consolidation or purchase of assets, in which case the Affiliate or successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such of the Service Provider is bound under this Agreement. For the avoidance of doubt, any transaction that indirectly results in an “assignment” (as that term is defined under the Advisers Act) of this Agreement by Service Provider shall not be permitted without the prior written consent of Service Recipient.

11.1.1.2	This Agreement shall not be assigned by the Service Recipient without the prior written consent of the Service Provider, except in the case of assignment by the Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Service Recipient is bound under this Agreement.

11.1.1.3	Any purported assignment of this Agreement in violation of this Section 11.1.1 shall be null and void.

11.1.2	Advisers Act. Notwithstanding Section 11.1.1, this Agreement will not be assigned (within the meaning of the Advisers Act) by the Service Provider without the prior written consent of the Service Recipient. Any purported assignment of this Agreement in violation of this Section 11.1.2 shall be null and void with respect to the Investment Advisory Services (and, for the avoidance of doubt, shall not affect the validity or enforceability of any other Service or provision hereof).

11.2	Certain Transactions.

11.2.1	In the event of a de-listing of the Common Stock from the New York Stock Exchange or any change of control, take-private transaction or other similar transaction that results, directly or indirectly, in the diminution or impairment of the Pershing Square Group’s governance rights or consent rights (including by virtue of its voting power with respect to Service Recipient or any successor thereof and any rights under the Shareholder Agreement) or any rights under this Agreement, then the Service Recipient or such successor, the acquiror (if any), and, subject to Section 10.2.2.5, the Service Provider (and/or its applicable Affiliates) will promptly enter into such amendments or additional agreements as may be necessary to replicate, in all material respects, such governance, consent and other rights.

11.2.2	In connection with any proposed “spin-off” transaction with respect to the Service Recipient or its Affiliates, the Board shall determine in good faith whether to cause the SpinCo to enter into a services agreement with the Service Provider on substantially similar terms as those set forth herein (a “Successor Agreement”). If so determined by the Board, the parties, acting reasonably and in good faith, considering all relevant factors, including the proportionate allocation of the Services and the Base Fee, shall endeavor to enter into a Successor Agreement concurrently with the completion of the spin-off transaction.

11.3	Inurement. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.4	Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by prepaid first-class mail, by email or other means of electronic communication or by hand-delivery and addressed as follows:

11.4.1	if to the Company:

Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Attention:	General Counsel
Email:	joseph.valane@howardhughes.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth St, NW
Washington, DC 20004
Attention:	David Bonser
John Beckman
Stacey McEvoy
Email:	david.bonser@hoganlovells.com
john.beckman@hoganlovells.com
stacey.mcevoy@hoganlovells.com

and

Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, PA 19103
Attention:	Justin W. Chairman
Richard B. Aldridge
Email:	justin.chairman@morganlewis.com
richard.aldridge@morganlewis.com

11.4.2	if to PSCM:

Pershing Square Capital Management, L.P.

787 Eleventh Ave
New York, New York 10019
Attention: Chief Legal Officer
Email: legal@persq.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Scott D. Miller
Ken Li
Email:	millersc@sullcrom.com
liken@sullcrom.com

11.4.3	if to any new Service Provider appointed pursuant to Section 2.2, at the address listed in the joinder agreement executed by the new Service Provider.

11.5	Further Assurances. Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

11.6	Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via email or other electronic transmission), it being understood that each party need not sign the same counterpart.

11.7	Entire Agreement. The Transaction Documents constitute the entire agreement of the parties and their Affiliates and supersede all prior and contemporaneous agreements, arrangements or understandings, whether written or oral, among the parties and their Affiliates with respect to the subject matter of this Agreement.

11.8	Waiver, Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party hereto waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

11.9	Certain Remedies. The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity.

11.10	Interpretation; Headings. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, as used in this Agreement: (i) “or” shall mean “and/or”; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; and (vi) the terms “Article” and “Section” refer to the specified Article or Section of this Agreement.

11.11	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

11.12	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

11.13	Sequencing. For the avoidance of doubt, the Board may approve and adopt any matter referred to herein that also requires approval of the Company’s stockholders under the Delaware General Corporation Law prior to the Company obtaining the approval required herein; provided, that the Company may not permit such matter to occur until the approval required herein is obtained.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HOWARD HUGHES HOLDINGS INC.

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Executive Officer

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO SERVICES AGREEMENT]

Schedule A

JOINDER TO SERVICES AGREEMENT

THIS JOINDER to the Services Agreement dated as of [•], 2025 (this “Joinder”), is entered into by and between Pershing Square Capital Management, L.P. (“PSCM”) and [•] (the “New Service Provider”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Services Agreement.

RECITALS:

WHEREAS, the Services Agreement provides that the Service Provider may, from time to time, appoint an Affiliate of PSCM to act as a new Service Provider under the Services Agreement;

WHEREAS, the New Service Provider is an Affiliate of PSCM; and

WHEREAS, the Service Provider wishes to appoint the New Service Provider to act as a new Service Provider under the Services Agreement and the New Service Provider wishes to accept such appointment.

NOW THEREFORE in consideration of good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the New Service Provider agrees as follows:

1.             Agreement to be Bound. The New Service Provider hereby agrees that upon execution of this Joinder, it shall become a party to the Services Agreement and acknowledges that it is fully bound by, and subject to, all of the covenants, representations, terms and conditions of this Joinder and of the Service Provider under the Services Agreement.

2.             Successors, Assigns and Amendments. Any purported assignment of this Joinder in violation of Section 11.1 of the Services Agreement will be null and void. No amendment or waiver of this Joinder will be binding unless executed in writing by both of the undersigned parties.

3.             Inurement. This Joinder will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4.             Notices. Notices and other communications to the New Service Provider will be addressed as follows:

[•]

5.             Counterparts. This Joinder may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

6.             Governing Law. This Joinder will be governed by and construed in accordance with the internal laws of the State of New York. Each of the parties hereby irrevocably submits to the jurisdiction of, and venue in, any state or federal court located in New York, New York and waives any objection based on forum non conveniens.

[NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF the parties hereto have caused this Joinder to be executed as of the date first set forth above.

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By:
Name:
Title:

[New Service Provider]

By:
Name:
Title: